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                                                                     EXHIBIT 11
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                                        COLLABORATIVE CLINICAL RESEARCH, INC. AND SUBSIDIARIES

                                        STATEMENT REGARDING COMPUTATION
                                         OF NET INCOME (LOSS) PER SHARE
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        Three Months        Six Months
                                                        Ended June 30,      Ended June 30,
                                                      -----------------   -----------------
                                                        1997      1996      1997      1996
                                                      -------   -------   -------   -------

Net income (loss)                                     $  (487)  $   288   $  (905)  $   344
                                                      =======   =======   =======   =======

Weighted average common shares outstanding              6,384     3,306     6,363     2,960
Net effect of dilutive common share options
        and dilutive common share warrants - Note A        --       465        --       474
Shares used in calculation of net income
                                                      -------   -------   -------   -------
        (loss) per common share                         6,384     3,771     6,363     3,434
                                                      =======   =======   =======   =======

Net income (loss) per common share - Note B           $ (0.08)  $  0.08   $ (0.14)  $  0.10
                                                      =======   =======   =======   =======


NOTE A - Common share  options and warrants  granted  within a twelve month period  preceding the Company's initial public offering are included as if they were  outstanding  for all periods  presented prior to the Company's initial public offering.  The dilutive effect of all options  outstanding was calculated using the treasury stock method.

NOTE B - Fully  diluted net income  (loss) per common  share has not been  presented  because the effect is either immaterial or anti-dilutive.
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